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                                                                       EXHIBIT 3


                                                                  EXECUTION COPY

                             STOCKHOLDER'S AGREEMENT

         STOCKHOLDER'S AGREEMENT, dated as of October 18, 2002 (the "Agreement"), among Progress Software Corporation, a Massachusetts corporation ("Parent"), Chopin Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Merger Subsidiary"), and the Stockholder of eXcelon Corporation, a Delaware corporation (the "Company"), whose name appears on
Schedule I hereto (the "Stockholder").

                                    RECITALS

         WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent, Merger Sub and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time, the "Merger Agreement"), which provides for, upon the terms and subject to the conditions set forth therein, (i) an option for the Merger Sub to commence a tender offer (the "Offer") for all of the issued and outstanding shares of common stock, par value $.001 per share, of the Company (the "Company Common Stock"), and (ii) the merger of Merger Sub with and into the Company (the "Merger");

         WHEREAS, as of the date hereof, the Stockholder owns (beneficially (as determined herein pursuant to Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act")) and/or of record) and has voting and investment power with respect to the number of shares of Company Common Stock set forth opposite the Stockholder's name on Schedule I hereto (all such shares so owned and which may hereafter be acquired by the Stockholder prior to the termination of this Agreement, whether upon the exercise of options or by means of purchase, dividend, distribution or otherwise, but excluding any shares issuable pursuant to any option exercise unless and until such shares are actually issued, being referred to herein as the Stockholder's "Shares");

         WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have required that the Stockholder enter into this Agreement; and

         WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement, the Stockholder is willing to enter into this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Stockholder hereby agree as follows:

                                   ARTICLE 1

                        TRANSFER AND VOTING OF SHARES AND
                       OTHER COVENANTS OF THE STOCKHOLDER

         1.01 Voting of Shares. From the date hereof until the termination of this Agreement pursuant to Section 5.01 hereof (the "Term"), at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, the Stockholder shall vote the Stockholder's Shares (i) in favor of the adoption of the Merger Agreement, (ii) against any Acquisition Proposal (as defined in the Merger Agreement) and against any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or
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any other obligation or agreement of the Company under the Merger Agreement or which is reasonably likely to result in any of the conditions of the Company's obligations under the Merger Agreement not being fulfilled, any change in the directors of the Company, any change in the present capitalization of the Company or any amendment to the Company's Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, any other material change in the Company's corporate structure or business or any other action which in the case of each of the matters referred to in this clause (ii) could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement or the likelihood of such transactions being consummated and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement that is considered at any such meeting of stockholders or in such consent, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing, including the ability for Merger Sub or its nominees to vote such Shares directly; provided, however, that Stockholder shall not be required to vote for any action that would decrease the consideration to be received by the stockholders of the Company in respect of their Shares in the Merger.

         1.02 No Inconsistent Arrangements. Except as contemplated by this Agreement and the Merger Agreement, the Stockholder shall not during the Term
(i) transfer (which term shall include, without limitation, any sale, assignment, gift, pledge, hypothecation or other disposition), or consent to any transfer of, any or all of the Stockholder's Shares or any interest therein, or create or permit to exist any Encumbrance (as defined below) on such Shares,
(ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Shares or any interest therein,
(iii) grant any proxy, power-of-attorney or other authorization in or with respect to such Shares, (iv) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of the Stockholder's obligations hereunder or the transactions contemplated hereby or by the Merger Agreement; provided, however, that nothing contained herein shall prohibit any sale, transfer or assignment of Shares by a Stockholder to any affiliate, principal, partner or stockholder of the Stockholder, if the transferee of such Shares agrees in writing to be bound by the terms hereof and notice of such sale, transfer or assignment, including the name and address of the purchaser, transferee or assignee, is delivered to Merger Sub.

         1.03 Proxy/Power of Attorney. The Stockholder hereby revokes any and all prior proxies or powers of attorney in respect of any of the Stockholder's Shares and constitutes and appoints Merger Sub and Parent, or any nominee of Merger Sub and Parent, with full power of substitution and resubstitution, at any time during the Term, as the Stockholder's true and lawful attorney and proxy (the Stockholder's "Proxy"), for and in the Stockholder's name, place and stead, to vote each of such Shares as the Stockholder's Proxy, at every annual, special, adjourned or postponed meeting of the stockholders of the Company, at which any proposal described in Section 1.01 is considered, including the right to sign the Stockholder's name (as stockholder) to any consent, certificate or other document in lieu of any such meeting that Delaware law may permit or require.

         THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM.

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         1.04 Waiver of Appraisal Rights. The Stockholder hereby waives any rights of appraisal in connection with the Merger.

         1.05 Stockholder Capacity; Fiduciary Duties. No Stockholder executing this Agreement who is or becomes during the term hereof a director or officer of the Company or any subsidiary of the Company makes any agreement or understanding herein or is obligated hereunder in his or her capacity as such director or officer. The Stockholder signs this Agreement solely in such Stockholder's capacity as record holder and beneficial owner (as further set forth on Schedule I hereto) of the Stockholder's Shares. Nothing in this Agreement shall be construed to prohibit a Stockholder who is a member of the Board of Directors of the Company or any subsidiary of the Company or officer of the Company or any subsidiary of the Company from (i) voting, solely in the Stockholder's capacity as a director or officer of the Company or any subsidiary of the Company, in the Stockholder's sole discretion on any matter, (ii) taking any action or inaction solely in such Stockholder's capacity as a director or officer of the Company or any subsidiary of the Company, or (iii) taking any action or inaction with respect to any Acquisition Proposal or otherwise, as a member of, or at the direction of, the Board of Directors of the Company or any subsidiary of the Company to the extent permitted by the Merger Agreement.

                                   ARTICLE 2

                                TENDER OF SHARES

         2.01 Tender. The Stockholder shall validly tender (or cause the record owner of such shares to validly tender) the Stockholder's Shares pursuant to and in accordance with the terms of the Offer, as long as the Offer is made in accordance with the Merger Agreement, not later than the fifth business day after commencement of the Offer pursuant to Section 5.2 of the Merger Agreement and Rule 14d-2 under the Exchange Act, and not thereafter withdraw such tender during the Term; provided, however, that nothing in this Agreement shall require the Stockholder to tender shares of Company Common Stock to the extent that such tender would cause the Stockholder to incur liability under the provisions of
Section 16(b) of the Exchange Act. The Stockholder hereby acknowledges and agrees that Parent's and Merger Sub's obligation to accept for payment and pay for the Stockholder's Shares in the Offer is subject to the terms and conditions of the Offer. For all the Stockholder's Shares validly tendered in the Offer and not withdrawn, the Stockholder will be entitled to receive the highest price paid by Merger Sub pursuant to the Offer. Nothing in this Agreement shall obligate any Stockholder to exercise any option, warrant or other right to purchase shares of capital stock of the Company.

         2.02 Certain Warranties. Without limiting the generality or effect of any other term or condition of the Offer, the transfer by the Stockholder of the Shares to Merger Sub in the Offer shall pass to and unconditionally vest in Merger Sub good and valid title to the Shares, free and clear of all Encumbrances whatsoever other than restrictions under applicable securities laws.

         2.03 Disclosure. The Stockholder hereby authorizes Parent and Merger Sub to publish and disclose in the Offer Documents (as defined in the Merger Agreement) and, if approval of the Company's stockholders is required under applicable law, the Proxy Statement (as defined in the Merger Agreement) (including all documents and schedules filed with the Securities and Exchange

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Commission), the Stockholder's identity and ownership of Shares and the nature of the Stockholder's commitments, arrangements and understandings under this Agreement.

                                   ARTICLE 3

                REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

         The Stockholder hereby represents and warrants to Parent and Merger Sub as follows:

         3.01 Due Authorization, etc. The Stockholder has all requisite power and authority to execute, deliver and perform this Agreement, to appoint Merger Sub and Parent as the Stockholder's Proxy and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the appointment of Merger Sub and Parent as the Stockholder's Proxy and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Stockholder. This Agreement has been duly executed and delivered by or on behalf of the Stockholder and constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to the Equitable Exceptions (as defined in the Merger Agreement).

         3.02 No Conflicts; Required Filings and Consents. The execution and delivery of this Agreement by the Stockholder does not, and, subject to compliance with applicable antitrust and securities laws, the performance of this Agreement by the Stockholder will not, (i) conflict with or violate any trust agreement or other similar documents relating to any trust of which the Stockholder is trustee, (ii) conflict with or violate any law applicable to the Stockholder or by which the Stockholder or any of the Stockholder's properties are bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of a lien or encumbrance on the Stockholder's Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of the Stockholder's assets is bound or affected, except, in the case of clauses (ii) and (iii), for any such breaches, defaults or other occurrences that would not prevent or delay the performance by the Stockholder of the Stockholder's obligations under this Agreement.

                                   ARTICLE 4

                        REPRESENTATIONS AND WARRANTIES OF
                              PARENT AND MERGER SUB

         Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Stockholder as follows:

         4.01 Due Organization, Authorization, etc. Merger Sub and Parent are duly organized, validly existing and in good standing under the laws of their jurisdiction of incorporation. Merger Sub and Parent have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each of

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Merger Sub and Parent have been duly authorized by all necessary corporate action on the part of Merger Sub and Parent, respectively. This Agreement has been duly executed and delivered by each of Merger Sub and Parent and constitutes a legal, valid and binding obligation of each of Merger Sub and Parent, enforceable against Merger Sub and Parent in accordance with its terms, subject to the Equitable Exceptions.

                                   ARTICLE 5

                                  MISCELLANEOUS

         5.01 Termination. This Agreement shall automatically terminate and be of no further force and effect upon the earliest of (i) the consummation of the purchase of all of the Shares pursuant to the Offer, (ii) the termination of the Merger Agreement, (iii) the written mutual consent of the Purchaser and the Stockholder, and (iv) the Effective Time (as defined in the Merger Agreement). In the event of the termination of this Agreement pursuant to this Section 5.01, this Agreement will become null and void and of no effect with no liability on the part of any party hereto and all proxies granted hereby will be automatically revoked; provided, however, that no such termination will relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination.

         5.02 Notice. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, with a copy thereof to be delivered by mail (as aforesaid) within 24 hours of such electronic mail, or by telecopier, with confirmation as provided above addressed as follows:

              (a) If to Parent or Merger Sub:

               Progress Software Corporation
               14 Oak Park
               Bedford, MA 01730
               Telecopier: (781) 280-4304
               Attention: Joseph W. Alsop, Chief Executive Officer E-Mail: jwa@progress.com

               With copies to:

               Progress Software Corporation
               14 Oak Park
               Bedford, MA 01730
               Telecopier: (781) 280-4035
               Attention: James D. Freedman, Vice President and General Counsel E-Mail: freedman@progress.com

               and

               Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

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               One Financial Center
               Boston, Massachusetts  02111
               Telecopier: (617) 542-2211
               Attention: Stanford N. Goldman, Jr., Esq.
               E-Mail:  fngoldman@mintz.com

              (b) If to the Stockholder, at the address set forth below the Stockholder's name on Schedule I hereto.

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent (c) in the case of facsimile transmission or telecopier or electronic mail, upon confirmed receipt, and (d) in the case of mailing, on the third Business Day following the date on which the piece of mail containing such communication was posted. For purposes of this Agreement, "Business Day" shall mean any day on which banks are permitted to be open in New York, New York.

         5.03 Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

         5.04 Headings. The headings herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

         5.05 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

         5.06 Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns.

         5.07 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder to any Subsidiary (as defined in the Merger Agreement) of Parent provided that no such assignment shall relieve the assigning party of its obligations hereunder.

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         5.08 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

         5.09 Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         5.10 Waiver. Any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and
(c) waive compliance by the other parties hereto with any of their agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

         5.11 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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         IN WITNESS WHEREOF, Parent, Merger Sub and the Stockholder have caused this Agreement to be executed as of the date first written above.

                               PROGRESS SOFTWARE CORPORATION

                               By:  /s/ Joseph W. Alsop
                                  -------------------------------------
                               Name:  Joseph W. Alsop
                               Title:  Chief Executive Officer

                               CHOPIN MERGER SUB, INC.

                               By:  /s/ Joseph W. Alsop
                                  -------------------------------------
                               Name:  Joseph W. Alsop
                               Title:  President

                               INSIGHT CAPITAL PARTNERS III, L.P.
                               By:  Insight Venture Associates III, L.L.C..


                               By:  /s/ Jeffrey Horing
                                  -------------------------------------
                               Name:  Jeffrey Horing
                               Title:  Member

                               INSIGHT CAPITAL PARTNERS III (CAYMAN), L.P.
                               By:  Insight Venture Associates III, L.L.C..


                               By:  /s/ Jeffrey Horing
                                  -------------------------------------
                               Name:  Jeffrey Horing
                               Title:  Member

                               INSIGHT CAPITAL PARTNERS III (CO-INVESTORS), L.P.
                               By:  Insight Venture Associates III, L.L.C..


                               By:  /s/ Jeffrey Horing
                                  -------------------------------------
                               Name:  Jeffrey Horing
                               Title:  Member

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                                   Schedule I

                                                                                    Options or Other Rights
               Name and                      Shares of Outstanding                     to Acquire Shares
        Address of Stockholder                   Common Stock                           of Common Stock
        ----------------------               ---------------------                  -----------------------

Entities of InSight Capital Partners               432,623                                   0


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